DISCOVER & CREATE EVENTS

LIFE IS A SERIES OF EVENTS


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WWW.UNATION.COM



BECOME A PARTNER

UNATION has filed with the Securities and Exchange Commission under Regulation A+ for a Mini IPO to raise up to $30 million from both accredited and non-accredited investors. Regulation A+ allows companies to promote a potential offering in order to see how much interest they receive while they submit materials to the SEC for review. This "Testing the Waters" stage lasts until the offering has been "qualified" for fundraising by the SEC.

This website, unationpartners.com, is designed to educate you about UNATION and aid the company in determining the dollar amount of the securities that it should offer to be sold once the SEC qualifies its offering statement. Don't miss out on the opportunity to get in early as an equity stakeholder by registering for the site.

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EXECUTIVE OFFICE

12802 Tampa Oaks Blvd., Suite 405
Tampa, FL 33637 USA

MARKETING OFFICE

324 S. Hyde Park Ave., Suite 375
Tampa, FL 33606 USA

TECHNOLOGY OFFICE

657 Mission Street., Suite 500
San Francisco, CA 94105 USA

SOCIAL

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